Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30612, 333-39068, 333-119764, 333-119772, 333-103198, 333-120303, and 333-120304) of Blockbuster Inc. of our report dated June 27, 2005 relating to the financial statements of Blockbuster Investment Plan, which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

June 27, 2005